EXHIBIT 99.1

Contacts:	Media:
Corporate:	GendeLLindheim BioCom Partners
Dr. Dale Pfost	Barbara Lindheim
215 966 6180	212 918-4650
ACUITY PHARMACEUTICALS AND FROPTIX CORPORATION AGREE TO
MERGERS WITH PUBLIC SHELL; NEW COMPANY TO DEVELOP AND
MARKET DRUGS FOR DISORDERS OF THE EYE
—Combined Company to be Re-Named Opko Corporation—
MIAMI, FL—March 27, 2007—Acuity Pharmaceuticals and Froptix Corporation, privately owned pharmaceutical companies developing novel drugs to treat serious diseases of the eye, and eXegenics, Inc. (OTC BB: EXEG), a publicly-traded company with no active operations, have executed a merger agreement that will bring the three companies under one corporate umbrella. The combined company will be re-named Opko Corporation. It will be headquartered in Miami, Florida and intends to apply to have its shares listed on the American Stock Exchange (AMEX).
Acuity’s product portfolio includes the pioneering gene silencing agent bevasiranib, which has successfully completed Phase ll clinical trials for wet age-related macular degeneration (wet AMD) and diabetic macular edema (DME); a novel product for conjunctivitis in Phase l clinical development; and a pipeline of preclinical candidates to treat serious ophthalmic disorders. Froptix has a number of molecules in preclinical development to treat dry age-related macular degeneration (dry AMD) and other ophthalmic diseases. The new company also intends to develop selected diagnostic products that are complementary to its ophthalmic therapies.
Dr. Phillip Frost, former chief executive officer and chairman of IVAX Corporation, will become chairman and chief executive officer of Opko. Dr. Jane Hsiao, former vice chairman and chief technical officer of IVAX Corporation and Steven D. Rubin, former senior vice president and general counsel of IVAX Corporation, will serve on Opko’s Board of Directors. Dr. Dale R. Pfost, currently chairman, president and chief executive officer of Acuity Pharmaceuticals, will become president of Opko.
As part of the transaction, The Frost Group, a private equity group headed by Dr. Frost, has agreed to provide Opko with a $12 million line of credit. A portion of this line of credit has already been committed to help fund the transition to the new organization. Proceeds from this line of credit, along with the approximately $16 million of cash held by eXegenics, are expected to be sufficient to fund the company’s upcoming Phase llI trial of bevasiranib as maintenance therapy for wet AMD in combination with Lucentis® and to support continued progress in other programs.
“We believe ophthalmologic disorders offer major opportunities for improved therapies, and we are optimistic that our new company will develop significant products for the maintenance and restoration of vision,” said Dr. Frost. “To date, bevasiranib has demonstrated the potential to treat wet AMD along with an excellent clinical safety profile, and we intend to pursue advanced clinical trials for its use as part of a treatment regimen in combination with the VEGF antagonist drugs currently prescribed for this condition. Froptix is developing novel technology for the treatment of dry AMD, a more prevalent disorder for which there currently is no effective therapy. The combined product pipelines contain a variety of other promising compounds for other inflammatory, infectious and degenerative diseases of the eye.”
The transaction between the three parties is expected to close today.
About the Merged Companies
Philadelphia-based Acuity Pharmaceuticals is an ophthalmic pharmaceutical company applying proprietary technologies to the treatment and prevention of diseases of the eye. Acuity’s lead clinical compound, bevasiranib, an RNA interference-based molecule targeting vascular endothelial growth factor (VEGF), completed a Phase II trial in wet AMD and a pilot Phase ll trial in DME. Bevasiranib demonstrated good safety and encouraging signs of biological activity in both studies. Acuity is applying its drug development expertise to a growing pipeline of novel agents for ophthalmic conditions and is also developing proprietary technologies for ocular drug delivery in support of these programs.
Froptix Corporation has licensed exclusive rights to technology developed at the University of Florida in Gainesville relating to small molecule therapeutics for retinal and macular degeneration. It has lead compounds for the treatment of dry AMD and retinitis pigmentosa and an extensive pipeline of additional small molecule clinical candidates. Over 35 million patients suffer from dry AMD in the developed world, yet there are currently no available treatment options. In some patients, dry AMD progresses to wet AMD, a leading cause of adult blindness.
eXegenics, Inc. does not currently have active operations. Previously, it was engaged in the research, creation and development of drugs for the treatment and prevention of cancer and infectious diseases
This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA),regarding product development efforts and other non-historical facts about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that advanced clinical trials for our lead product candidate, bevasiranib, may not be commenced or completed on a timely basis or at all, that any of our compounds under development, including bevasiranib, may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors. We do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.